The Charles Schwab Family of Funds Shareholder Report
Proxy Voting Results

At a special meeting of shareholders of The Charles Schwab Family of Funds (the Trust) held on December 14, 2009, shareholders approved the following proposal: to elect nine trustees to serve on the Board of Trustees of the Trust. The individuals listed in the table below were elected as trustees for each fund. All trustees served as trustees of the Trust prior to the special meeting.


				FOR		WITHHELD	% FOR
Charles R. Schwab	167,980,932,203.89  9,759,702,512.60   94.51%
Walter W. Bettinger, II	169,473,571,327.92  8,267,063,388.57   95.35%
Mariann Byerwalter	169,937,016,287.95  7,803,618,428.54   95.61%
John F. Cogan		170,662,820,803.72  7,077,813,912.77   96.02%
William A. Hasler	169,192,884,471.18  8,547,750,245.31   95.19%
Gerald B. Smith		170,117,528,534.11  7,623,106,182.38   95.71%
Donald R. Stephens	170,431,060,392.66  7,309,574,323.83   95.89%
Joseph H. Wender	169,811,426,468.85  7,929,208,247.64   95.54%
Michael W. Wilsey	169,819,526,309.55  7,921,108,406.94   95.54%